UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2006

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware Delaware	1-12994 000-50694	52-1802283 52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1300 Wilson Boulevard

Suite 400

Arlington, Virginia 22209

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (703) 526-5000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 1.01. Entry into a Material Definitive Agreement.

On May 19, 2006, The Mills Corporation (“TMC”), The Mills Limited Partnership (“TMLP”) and certain subsidiaries of TMLP entered into a Credit and Guaranty Agreement (the “New Credit Agreement”) with Goldman Sachs Mortgage Company (“GSMC”) as Administrative Agent (the “Administrative Agent”) and Collateral Agent, Lead Arranger, Sole Bookrunner and Syndication Agent, pursuant to which GSMC provided financing to TMLP in the aggregate principal amount of approximately $1.484 billion in the form of a senior secured term loan (the “Senior Term Loan”). The proceeds of the Senior Term Loan were applied to repay in full all amounts that were owing under our prior revolving and term loan facilities with JPMorgan Chase Bank, N.A., as administrative agent (the “Prior Facilities”), as well as indebtedness of certain subsidiaries. The remaining proceeds (totaling approximately $387 million after the payment of transaction fees and expenses due at closing and before the establishment of an interest reserve escrow) will be used to provide for working capital requirements and general corporate purposes of TMLP and its subsidiaries in accordance with an approved budget. To the extent permitted by existing contractual obligations, the Senior Term Loan is secured by substantially all of the assets of TMLP, as well as all equity interests owned by TMC, TMLP and certain of their subsidiaries in material operating properties. Subject to certain exceptions, the Senior Term Loan is or will be guaranteed by all material subsidiaries of TMC and TMLP that are permitted to do so in accordance with existing contractual obligations.

GSMC also purchased existing mortgage and mezzanine indebtedness of certain TMLP subsidiaries relating to the properties known as Discover Mills, Pittsburgh Mills and St. Louis Mills (each a “Mortgage Loan”). Upon the purchase of such Mortgage Loans, GSMC entered into a Forbearance Agreement, dated as of May 19, 2006, pursuant to which GSMC agreed, among other things, to forbear from exercising remedies in respect of existing defaults under the Mortgage Loans until such time as the Senior Term Loan matures or is terminated.

Maturity and Extension Options

The Senior Term Loan has a maturity of December 31, 2006, with two extension options. Under one alternative, TMLP can extend the facility until June 30, 2008 if, among other things, it consummates a recapitalization transaction reasonably acceptable to the Administrative Agent prior to December 31, 2006 that provides sufficient proceeds to repay at least $850 million towards principal, interest and fees then outstanding under the Senior Term Loan. Following such partial redemption, TMLP will be required to make quarterly principal amortization payments in respect of the term loan of $65 million. Under the other alternative, TMLP can extend the maturity for two 90-day periods through June 30, 2007 if, among other things, the TMC board of directors has adopted, prior to December 1, 2006, a plan, reasonably acceptable to the Administrative Agent, to sell or recapitalize TMC’s and its subsidiaries’ assets or TMC has entered into a definitive merger agreement or other similar agreement that would provide for repayment of the Senior Term Loan in full. To be eligible for either extension alternative, TMLP will also have to file its audited financial statements and prepare a budget approved by the Administrative Agent showing that TMLP will have, among other things, adequate liquidity for the applicable extension period. In the case of an exercise of each 90-day extension option, the interest rate applicable margin would be increased by 50 basis points over the then applicable rate.

Interest Rate and Fees

The Senior Term Loan bears interest at LIBOR plus 225 basis points, with such rate being reset monthly. To limit exposure to changes in interest rates, TMLP also entered into an interest rate cap agreement with a strike price of 550 basis points for the entire principal amount of the Senior Term Loan.

In connection with the closing of the Senior Term Loan and the purchase of the Mortgage Loans, GSMC received a $4 million work deposit, $5.550 million commitment fee and a $9.375 million upfront fee. An additional $24.875 million back-end fee will be paid to GSMC upon the repayment of the Senior Term Loan.

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Covenants and Events of Default

The Senior Term Loan contains affirmative and negative covenants that restrict activities of TMLP and TMC and certain of their subsidiaries and affiliates, including, among other things, restrictions on debt, liens, investments, contractual commitments in respect of development and redevelopment projects, asset sales and dividends. In the case of dividends, an aggregate amount of up to $38 million is permitted to be declared and paid as dividends during the remainder of 2006, with the entire amount of such dividends available to be paid in August 2006 if so elected by TMC. Unlike the Prior Facilities, the payment of such dividend does not trigger a requirement to enter into an agreement to sell TMC by the end of August 2006. The Senior Term Loan also includes mandatory prepayment events that are applicable to the net proceeds of most asset sales, equity issuances, casualty and condemnation events and debt issuances. Financial covenants applicable to total leverage, secured leverage and net worth, interest coverage and projected liquidity are also included in the New Credit Agreement.

The Senior Term Loan restricts expenditures to those specified in a monthly budget for 2006 that was approved by the Administrative Agent upon the closing of the Senior Term Loan, with certain variances from budgeted amounts permitted, depending on the category of expenditures. Such expenditure limitations generally do not apply to expenditures by operating subsidiaries that are customarily deducted in the calculation of the net operating income of such subsidiary. TMLP is required to submit weekly draw requests requesting not more than such amounts as are required during the following week to make expenditures permitted under the approved budget while maintaining minimum cash balances.

The Senior Term Loan contains events of default relating to customary matters, including payment and covenant defaults, cross defaults relating to other material indebtedness, bankruptcy and material adverse change with respect to financial condition or a material impairment to the ability of TMLP to (i) complete a merger, sale or similar transaction at a price sufficient to repay the indebtedness under the Senior Term Loan and the Mortgage Loans and (ii) consummate by December 31, 2006 the recapitalization transaction contemplated by the June 30, 2008 recapitalization extension option. In the case of an event of default, the requisite lenders would be entitled to accelerate the maturity of the Senior Term Loan and/or exercise remedies with respect to the collateral. Following an event of default, the applicable interest rate under the loan documents will be increased by an incremental default interest rate of 3% in excess of the otherwise applicable interest rate.

As previously announced, TMC is working closely with outside advisors Goldman, Sachs & Co. and JP Morgan Securities Inc. on the exploration of strategic alternatives.

Item 1.02. Termination of a Material Definitive Agreement.

On May 19, 2006, in connection with its entry into the Senior Term Loan disclosed under Item 1.01 above, TMLP terminated the Prior Facilities. Approximately $911 million was outstanding under the Prior Facilities. Under the recent waivers entered into in respect of the Prior Facilities, as described more fully in our Current Report on Form 8-K dated April 12, 2006, the lenders had provided a conditional waiver through December 31, 2006 of events of default under the Facility that were associated, among other things, with the pending restatement of the financial statements of TMC and TMLP and the delay in the filing of the 2005 Form 10-K of TMC and TMLP.

JPMorgan Chase Bank, N.A., an affiliate of JP Morgan Securities Inc., was the administrative agent for the Prior Facilities. As indicated in Item 1.01 above, JP Morgan Securities Inc. also is an advisor to TMC in connection with its exploration of strategic alternatives.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

By:	/s/ MARY JANE MORROW
Name:	Mary Jane Morrow
Title:	Executive Vice President and Chief Financial Officer

THE MILLS LIMITED PARTNERSHIP

By: The Mills Corporation, its general partner

By:	/s/ MARY JANE MORROW
Name:	Mary Jane Morrow
Title:	Executive Vice President and Chief Financial Officer

Date: May 24, 2006

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